Exhibit 10.6

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into and made effective as of the 29th day of December 2009 by and between Perf Go-Green Holdings, Inc., a Delaware corporation (“PGOG"); Boris Rubizhevsky, an individual resident of New Jersey (“JV Partner”); and PerfPower Corporation, a Nevada corporation ("PerfPower").

WHEREAS, PGOG is the sole and exclusive owner of the PerfPower™ trade name and related opportunities; and

WHEREAS, PGOG and JV Partner desire to form a joint venture using PerfPower Corporation in order to develop, produce, market and sell batteries using the PerfPower™ name;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.     Joint Venture Contributions.

1.1   PGOG.    PGOG shall contribute to PerfPower all of its right, title and interest in and to the alkaline battery products, marketing, business plans, patents, patent applications, know-how and related intellectual property, and supply contracts, processes and properties owned, held or developed by it, including all good will, related to the alkaline battery business, and the right to use the PerfPower™ trademark, No. 3710192 as registered with the US Patent and Trademark Office and related logos, trade dress and marketing materials related to the alkaline batteries, solely in connection with the alkaline battery business to be operated by PerfPower, all as provided herein.  The transfer shall be made free and clear of all liens, pledges, security interests and any other debts or encumbrances.  PerfPower shall also purchase any inventory of batteries held by PGOG at Closing, and shall pay PGOG an amount equal to one hundred fifteen (115) percent of the actual cost of such inventory as reflected on invoices from the manufacturer thereof.

1.2   JV Partner.    JV Partner shall provide management for PerfPower and shall arrange for operating capital of not less than $1,500,000 for PerfPower to undertake its business plan to develop, market, produce and sell alkaline batteries, including recycling opportunities. JV Partner shall also develop and undertake a business development plan for PerfPower for its entry into the public trading market for the shares of PerfPower.

1.3   Operations.   Operations and management of PerfPower shall be established by JV Partner, which shall provide corporate directors, officers and support personnel, to be paid by PerfPower for the services rendered.

1.4           Joint venture shares.  In addition to any other fees, interest or compensation set forth in this Agreement, in return for the transfer of the interests and property described in Section 1.1, PGOG shall receive 2,000,000 shares of the common stock of PerfPower out of the initial 5,550,000 shares issued or to be issued on the initial shares issuance and the remainder of the initial shares shall be held as reflected on Schedule "A" to this Agreement.

1.5           Office and design support.  PGOG shall provide to PerfPower office space in its current offices, as well as product design assistance, sales and marketing assistance, business development resources and similar support items, in exchange for payment of the sum of $15,000 per month and continue for as long as this agreement is in effect, all as set forth in a Consulting Agreement to be executed by the parties at Closing, in form acceptable to all parties.

1.6           License fees.  PerfPower shall pay to PGOG a royalty for use of the PerfPower™ trademark as follows:

(a)     $125,000 one-time fee, payable on closing; and

(b)    For all sales of batteries by PerfPower using the PerfPower™ trademark made by parties other than through the PGOG sales agents, PerfPower shall pay PGOG a running royalty of four (4) percent of gross profit from all such sales within thirty days after the end of each month in which such sales occur; and

(c)    The complete terms and conditions of the license and royalties shall be as set forth in a License Agreement between PGOG and PerfPower to be executed at Closing in form satisfactory to all parties.

2.     Representations and Warranties

2.1   Representations and Warranties of PGOG.  PGOG represents and warrants as follows:

(a)   Corporate Organization and Good Standing.  PGOG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

(b)   Corporate Authority.  PGOG has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

(c)   No Violation.  Consummation of the transactions contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which PGOG is bound.

2.2   Representations and Warranties of JV Partner.  JV Partner represents and warrants as follows:

(a)   Corporate Organization and Good Standing.  JV Partner is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

(b)   Corporate Authority.  JV Partner has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

(c)   No Violation.  Consummation of the transactions contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which JV Partner is bound.

3.     Conditions Precedent

3.1   Conditions to Each Party’s Obligations.  The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing (as hereinafter defined) of the following conditions:

(a)   No Restraints.  No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction, which enjoins or prohibits the consummation of the transactions subject to this Agreement and shall be in effect.

(b)   Legal Action.  There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

(c)   Due Diligence.  Each party shall be satisfied with the results of its due diligence review and investigation of the other parties, which due diligence shall have been completed prior to date of this Agreement unless otherwise waived by the Parties.

3.2            Conditions to PGOG’ Obligations.  The obligations of PGOG shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by PGOG:

(a)   Representations and Warranties of PerfPower.  The representations and warranties of JV Partner set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a material adverse effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity in an amount exceeding $10,000.

(b)   Performance of Obligations of PerfPower.  PerfPower shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

3.3           Conditions to PerfPower’s Obligations.  The obligations of PerfPower shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by PerfPower:

(a)   Representatives and Warranties of JV Partner and the PGOG.  The representations and warranties of JV Partner and the PGOG set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

(b)   Performance of PGOG and JV Partner.  PGOG and JV Partner shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4.     Closing and Delivery of Documents.

4.1   Time and Place.  The Closing of the transaction contemplated by this Agreement shall take place immediately upon the satisfaction of all of the Conditions to Closing set forth in Article III hereof, but no later than December 18, 2009 (the “Closing Date”) at the offices of PGOG, or at such other time and place as the Parties mutually agree, by the exchange of the shares in PerfPower for the license and property as described herein, by PGOG.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The Closing Date may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2   Deliveries by PerfPower.  At Closing, or in accordance with the terms of this Agreement, PerfPower shall make the following deliveries to PGOG:

(a)    Stock certificates of PerfPower representing the 2,000,000 shares referred to in and in accordance with Section 1.4;

(b)    The Consulting Agreement referred to in Section 1.5 approved by PerfPower's Board of Directors and fully executed by PerfPower.

(c)    The License Agreement referred to in Section 1.6 approved by PerfPower's Board of Directors and fully executed by PerfPower.

(d)   Certified resolutions of the Board of Directors of PerfPower authorizing the execution and performance of this Agreement;

(e)   Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

4.2   Deliveries by PGOG.  At Closing or as soon as practicable thereafter, PGOG shall make the following deliveries to PerfPower:

(a)    An assignment and transfer of all of PGOG's rights and ownership in and to the alkaline battery business of PGOG and all related assets, intellectual property, PerfPower™ trade name, opportunities, marketing plans and related assets in form satisfactory to PerfPower;

(b)    The Consulting Agreement referred to in Section 1.5 approved by PGOG's Board of Directors and fully executed by PGOG.

(c)    The License Agreement referred to in Section 1.6 approved by PGOG's Board of Directors and fully executed by PGOG.

(d)    Certified resolutions of the Board of Directors of PGOG authorizing the execution and performance of this Agreement and the transactions contemplated herein; and

(e)    Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

5.      Indemnification and Arbitration.

5.1   Indemnification.  PGOG and JV Partner, on the one hand, and PerfPower, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

5.2   Arbitration and Governing Law.  The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of New York.

(a)    The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) in New York, State of New York. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

(b)    The law applicable to the arbitration and this Agreement shall be that of the State of New York.

(c)    The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters, which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

(d)    Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

(e)    Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

(f)    In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

(g)    The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

(h)    It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

(i)    The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6.      Termination.

6.1   Termination.  This Agreement may be terminated at any time prior to Closing (with respect to Sections 6.1(b) through 6.1(d), by written notice by the terminating party to the other parties):

(a)    by mutual written consent of PGOG, JV Partner and PerfPower; or

(b)    by PGOG, JV Partner and PerfPower if a court of competent jurisdiction or other governmental authority shall have issued an non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

(c)    by an act of force majeur; or

(d)    by PGOG, JV Partner and PerfPower in the event the other party is in material breach that rises to the level of a Material Adverse Effect of any representation, warranty, covenant or agreement contained in this Agreement, the terminating party has notified the other party of the breach, and such breach has continued without cure for a period of seven days after the notice of breach; or

(e)    by PGOG, JV Partner and PerfPower, immediately upon written notice, if the Closing has not occurred on or before December 31, 2009.

6.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective affiliates, officers, directors or stockholders.

6.3           Extension; Waiver.  At any time prior to the Closing Date,  PGOG, JV Partner and PerfPower may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of the other party or parties hereto contained herein or in any document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of the other party or parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall not be valid unless it is set forth in an instrument in writing signed and delivered on behalf of such party.

7.      General Provisions.

7.1            Confidentiality.

Except:

(a)            for any governmental filings required in order to complete the transaction, and

(b)    as PGOG, JV Partner and PerfPower may agree or consent in writing, all information received by PGOG, JV Partner and PerfPower and their respective representatives pursuant to the terms of this Agreement shall be kept in confidence by the receiving party and its representatives; provided, however, that any party hereto may disclose such information:

(1)           to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this Section 7.1; and

(2)           as may be required by applicable law, court proceeding or obligations pursuant to the rules of any securities exchange or self regulatory authority.

(c)    In the event any person is required by law to disclose any such information, such person shall promptly notify the other party hereto in writing so that such party may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. Such Person shall continue to be bound by its obligations pursuant to Section 7.1(a) for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement).

(d)    The foregoing confidentiality provisions shall not apply to such portions of the information received which:

  (i)           are or become generally available to the public through no action by the receiving party or by such party's representatives;

  (ii)           are or become available to the receiving party on a non-confidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation; or

  (iii)           are developed by a party without use of any information received by such party pursuant to the terms of this Agreement.

(e)           The parties acknowledge and agree that the remedy at law for any breach of Section 7.1(a) will be inadequate and that the non-breaching party shall be entitled, in addition to any remedy at law, to injunctive or other equitable relief.

7.2   Further Assurances.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

7.3   Waiver.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

7.4   Brokers.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

7.5           Notices.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to JV Partner to:

Boris Rubizhevsky
10 Blackledge Court
Closter NJ 07624
Telephone:  201-750-2001
Facsimile:    201-750-2999

If to PGOG to:

Perf Go-Green Holdings, Inc.
12 East 52nd Street, 4th Floor
New York, NY 10022
Telephone:  212-935-3550
Facsimile:   212-

If to PerfPower to:

PerfPower Corporation
1365 N. Courtenay Parkway Suite A
Merritt Island, Florida 32953 USA
Telephone:  321 452-9091
Facsimile:   321 452-9093

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

7.6   Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

7.7   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

7.8   Review of Agreement.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

SIGNED, SEALED AND DELIVERED EFFECTIVE AS OF THE DATE SET FORTH ABOVE.

PERF GO-GREEN HOLIDNGS, INC.

By:	/s/ Michael Caridi

Title:	Chief Operating Officer

PERFPOWER CORPORATION

By:	/s/ Boris Rubizhevsky

Title:	Chief Executive Officer

SCHEDULE "A
PERFPOWER CORPORATION
INITIAL SHARE OWNERSHIP

Name	Share ownership
CF Consulting, LLC	50,000
Bluefish Group, Inc.	1,350,000
Boris Rubizhevsky	1,000,000
Michael Smatt	200,000
P.P.H.I. Inc.	250,000
Jim Murray	300,000
Steve Stark	400,000
Perf Go-Green, Inc.	2,000,000
Total	5,550,000

DECEMBER 29, 2009